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                                                                       Exhibit 3


                            CERTIFICATE OF AMENDMENT

                                       OF

                          CERTIFICATE OF INCORPORATION

                                       OF

                       INVESTORS FINANCIAL SERVICES CORP.


         Investors Financial Services Corp. (the "Corporation"), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware ("GCL"), does hereby certify as follows, pursuant to Section 242 of the GCL:

         FIRST: That pursuant to the authority conferred upon the Board of Directors by the Certificate of Incorporation of the Corporation, the Board of Directors, at a meeting held on February 15, 2000, in accordance with Section 242 of the GCL, duly adopted a resolution (i) proposing an amendment to the Certificate of Incorporation of the Corporation, (ii) declaring said amendment to be advisable and in the best interests of the Corporation's stockholders and
(iii) directing that the matter be submitted to the stockholders of the Corporation for the approval of said amendment.

         SECOND: The amendment to the Certificate of Incorporation of the Corporation was duly adopted at the Annual Meeting of Stockholders of the Corporation held on April 18, 2000, in accordance with Section 242 of the GCL.

         THIRD: That in accordance with the aforementioned resolution, the Corporation's Certificate of Incorporation is hereby amended by amending and restating in its entirety Article FOURTH(A) thereof and substituting in lieu thereof the following new Article FOURTH(A):

                           (A) The total number of shares of all classes of
                   capital stock which the Corporation shall have authority to issue is 41,650,000 shares, consisting of 40,000,000 shares of Common Stock with a par value of One Cent ($.01) per share (the "Common Stock"), 650,000 shares of Class A Common Stock with a par value of One Cent ($.01) per share (the "Class A Stock"), and 1,000,000 shares of Preferred Stock with a par value of One Cent ($.01) per share, the designations of which are to be determined by the Board of Directors.

                           A description of the respective classes of stock and
                   a statement of the designations, preferences, voting powers (or no voting powers), relative, participating, optional or other special rights and privileges and the qualifications, limitations and restrictions of the Common Stock, Class A Stock and Preferred Stock are as follows:


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         FOURTH: That in accordance with the aforementioned resolution, the
Corporation's Certificate of Incorporation is hereby amended by amending and restating in its entirety Article ELEVENTH thereof and substituting in lieu thereof the following new Article ELEVENTH:

                           ELEVENTH. The Corporation reserves the right to amend
                   or repeal any provision contained in this Certificate of Incorporation in the manner prescribed by the laws of the State of Delaware and all rights conferred upon stockholders are granted subject to this reservation, PROVIDED, HOWEVER, that in addition to the vote of the holders of any class or series of stock of the Corporation required by law or by this Certificate of Incorporation, but in addition to any vote of the holders of any class or series of stock of the Corporation required by law, this Certificate of Incorporation or a Certificate of Designation, the affirmative vote of the holders of shares of voting stock of the Corporation representing at least seventy-five percent (75%) of the voting power of all of the then outstanding shares of the capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class, shall be required to (i) reduce or eliminate the number of authorized shares of Common Stock and Class A Stock set forth in Article Fourth or (ii) amend or repeal, or adopt any provision inconsistent with, Parts B and C of Article FOURTH and Articles FIFTH, SIXTH, SEVENTH, EIGHTH, NINTH, TENTH and this Article ELEVENTH of this Certificate of Incorporation.

         FIFTH: That said amendment was duly adopted in accordance with the provisions of Section 242 of the GCL.

         IN WITNESS WHEREOF, Investors Financial Services Corp. has caused this certificate to be signed by Kevin J. Sheehan, its President and Chief Executive Officer, as of this 2nd day of May, 2000.


                               INVESTORS FINANCIAL SERVICES CORP.


                               By:  /s/ KEVIN J. SHEEHAN
                                   ---------------------------------------------
                                   Name:   Kevin J. Sheehan
                                   Title:  President and Chief Executive Officer